EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

GLOBAL INCOME TRUST, INC.

All subsidiaries were formed in Delaware and do business under the name listed.

Global Income GP, LLC

Global Income, LP

IN-104 Austin, LLC

GIT Heritage Holdings, LLC

IN-105 Heritage III, LLC

GIT Heritage IV Mezz, LLC

GIT Heritage IV TX, LLC

GIT Imeson Park FL, LLC

GIT International Holding, s.a.r.l.

GIT Giessen, s.a.r.l.

GIT Worms, s.a.r.l.